Exhibit 99.1

Sophiris Bio Inc. to Raise Approximately $5 Million Through

At-the-Market Offering

SAN DIEGO and VANCOUVER, British Columbia, May 6, 2016 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing topsalysin (PRX302) for the treatment of urological diseases, today announced that it is raising approximately $5 million at a price of $1.40 per share. Additionally, for each share of common stock purchased, the investor will receive a warrant to purchase one-half of a share of common stock of the Company at a price of $1.40 per full share for a period of five years from closing.

Roth Capital Partners served as sole placement agent. After the placement agent fees and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $4.6 million. The offering is expected to close on May 11, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering for general corporate purposes and to service its outstanding debt owing under a secured promissory note.

The shares described above are being offered by Sophiris pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing topsalysin, a clinical-stage, targeted therapy for the treatment of urological diseases. Topsalysin is in Phase 3 clinical development for the treatment of the symptoms of benign prostatic hyperplasia (BPH) and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Topsalysin is also currently in Phase 2 clinical development for the treatment of localized low to intermediate risk prostate cancer. For more information, please visit www.sophirisbio.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark	Michael Moore
Canale Communications	NATIONAL Equicom
Corporate Communications and IR	Investor Relations
(619) 849-6005	(858) 886-7813
jason@canalecomm.com	mmoore@national.ca

Source: Sophiris Bio Inc.